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                                                                      EXHIBIT 12


                        CITIZENS COMMUNICATIONS COMPANY
      STATEMENT SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                             (DOLLARS IN THOUSANDS)



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
                                                                                  RATIO OF EARNINGS
                                                                                     TO COMBINED
                                                                                    FIXED CHARGES
                                                              RATIO OF EARNINGS     AND PREFERRED
                                                              TO FIXED CHARGES        DIVIDENDS
                                                              -----------------   -----------------
Pre-tax income before dividends on convertible preferred
  securities and
  extraordinary expense.....................................       $104,430            $104,430

Income or loss from equity investees........................         (1,480)             (1,480)
                                                                   --------            --------

Pre-tax income from continuing operations before adjustment
  for minority interest
  in consolidated subsidiaries or income or loss from equity
  investees.................................................        102,950             102,950

Fixed charges...............................................        269,888             291,085

Amortization of capitalized interest........................             --                  --

Distributed income of equity investees......................          2,350               2,350

Interest capitalized........................................         (1,707)             (1,707)

Preference security dividend requirements of consolidated
  subsidiaries..............................................         (7,547)             (7,547)

Carrying Cost of equity forward contracts...................        (13,650)            (13,650)
                                                                   --------            --------

Total earnings..............................................        352,284             373,481
                                                                   --------            --------

Ratio of earnings to fixed charges..........................           1.31                1.28
                                                                   ========            ========
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